EXHIBIT 99.2

              Hometown Auto Retailers Announces Exchange Agreement

WATERBURY, Conn. - June 2, 2005 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced that it has entered into an exchange agreement with the New England subsidiaries of Hometown Auto and various members of the Shaker family.

Pursuant to the agreement, Hometown Auto will organize a new corporation to be called Shaker Auto Group, Inc., with Hometown Auto initially owning all of the stock of Shaker Auto Group. After the formation of Shaker Auto Group, Hometown Auto will transfer to Shaker Auto Group all of the shares of stock of its New England subsidiaries, plus $5 million in cash (subject to adjustment for fluctuations in the value of certain assets and liabilities of the New England subsidiaries). Immediately following this transfer, Hometown Auto will transfer all of the outstanding shares of stock of Shaker Auto Group to various members of the Shaker family in exchange for all of their shares of Class A common stock and Class B common stock of Hometown Auto. Therefore, following these transactions, Shaker Auto Group will be a privately-held company owned by various members of the Shaker family, and will control the New England subsidiaries.

The automobile franchises operated by the New England subsidiaries include:

o     Bay State Lincoln Mercury (Framingham, Mass.),
o     Brattleboro Chrysler Jeep Dodge (Brattleboro, Vt.),
o     Family Ford (Waterbury, Conn.),
o     Shaker's Lincoln Mercury (Watertown, Conn.),
o     Wellesley Mazda (Wellesley, Mass.),
o     Shaker's Auto Care (Naugatuck, Conn.).

The New England subsidiaries also include the following real estate holding companies:

o     Baystate Realty (Framingham, Mass.), and
o     Brattleboro Realty (Brattleboro, Vt.).

Following the split-off of the above-described assets and liabilities to Shaker Auto Group, Hometown Auto will operate the following automobile franchises:

o     Muller Chevrolet (Stewartsville, N.J.);
o     Muller Toyota (Clinton, N.J.), and
o     Toyota of Newburgh, (New Windsor, N.Y.).

The board of directors of Hometown Auto has unanimously approved the transactions. In addition, stockholders owning a majority of the voting power of the shares of stock of Hometown Auto have also approved the transactions.

The consummation of the transactions is subject to various contingencies. In particular, Hometown Auto's manufacturers must approve the transfer of the automobile franchises to Shaker Auto Group. In addition, various lenders must consent to the release of Hometown Auto from certain liabilities and the assumption of those liabilities by Shaker Auto Group.

In connection with the transactions, Hometown Auto anticipates that it will secure a term loan of up to $6.5 million, with $5 million to be used for the cash contribution to be made to Shaker Auto Group (as explained above), $700,000 for financing the split-off costs, and the $800,000 balance for working capital for Hometown Auto.

Following the split-off, Hometown Auto will have a total of 3,845,153 common shares, with William C. Muller, Jr. (and his immediate and extended family) holding 367,500 Class A common shares and 776,752 Class B common shares of Hometown Auto. [Note: Hometown Auto Class B common shares have 10 for 1 voting rights versus Class A common shares which are voted on a 1 to 1 basis.]

For 2004 (ended December 31), the three dealerships to be retained by Hometown Auto - Muller Chevrolet, Muller Toyota and Toyota of Newburgh - generated pre-tax profit of $2.9 million, before allocation of corporate overhead, on revenue of $129.4 million.

 "We believe this exchange is in the best interests of our shareholders," Corey Shaker said. "We've come a long way in the last few years, generating a pre-tax profit of $1.7 million in 2004 versus a pre-tax loss of $5.8 million in 2000. We also negotiated a new floor plan financing agreement with Ford Motor Credit, as well as successfully settled several litigation matters. Everyone on the Hometown Auto team had a hand in helping to get Hometown Auto to where it is today and have positioned both Hometown Auto and Shaker Auto Group for strong futures. As a result, I look forward to the completion of the exchange."

"The three dealerships to be retained by Hometown Auto generated roughly half of the revenues of the company and most of its profits for 2004," Muller said, the regional vice president of Hometown Auto who has managed the three dealerships. "These stores have consistently performed at the highest industry standards and we are pleased to maintain them in the Hometown Auto fold. In addition, by retiring the Shaker family shares, we will effectively cut in half the outstanding shares of Hometown Auto. Taken in concert, we feel these actions strongly position Hometown Auto for the future, and we look to continued success as we move forward as a more tightly refined and aligned automotive retailer."

It is expected that Corey Shaker will maintain his positions as president and CEO of Hometown Auto until the completion of the above-described transactions creating the Shaker Auto Group, at which time Corey Shaker and other members of the Shaker family will resign all positions with Hometown Auto. The company expects that William C. Muller, Jr. will be named as Hometown Auto's new president and CEO when these transactions are completed. Hometown Auto also anticipates moving its headquarters to Stewartsville, N.J. after the above-described transactions are completed.

Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through franchised dealerships located in the northeastern United States.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.